CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities due 2011	$1,279,000	$91.19

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 292 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated February 22, 2010
Rule 424(b)(2)
$1,279,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

PLUS due August 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + Korean won + Mexican peso

Unlike ordinary debt securities, the PLUS due August 29, 2011, Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar, which we refer to as the PLUS, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on whether an equally-weighted basket of three emerging markets currencies strengthens or weakens relative to the U.S. dollar, as determined on the valuation date.  The basket is composed of the Brazilian real, the Korean won and the Mexican peso, each of which we refer to as a basket currency and collectively as the basket currencies.  If the basket of currencies strengthens relative to the U.S. dollar, the payment at maturity will be greater than the $1,000 stated principal amount, subject to the maximum payment at maturity of $1,800 per PLUS (180% of the stated principal amount).  If the basket remains unchanged or weakens relative to the U.S. dollar, the payment at maturity will be less than or equal to the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.  The PLUS are senior unsecured obligations of Morgan Stanley and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each PLUS is $1,000. We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket as a whole relative to the U.S. dollar. The basket performance may be positive or negative.
º
If the basket of currencies strengthens relative to the U.S. dollar so that the basket performance is positive, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,800 per PLUS (180% of the stated principal amount).

➢	The leveraged upside payment will equal $1,000 times the basket performance times 200%, which we refer to as the leverage factor.
º
If the basket of currencies remains unchanged or weakens relative to the U.S. dollar so that the basket performance is equal to or less than zero, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) one plus the basket performance, which will be an amount equal to or less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.

•	The basket performance will equal the sum of the currency performance values of each of the basket currencies as determined on August 24, 2011, which we refer to as the valuation date.
º	The currency performance value for any basket currency will be equal to (i) (initial exchange rate / final exchange rate) minus one, times (ii) the basket weighting for such basket currency.
➢	The initial exchange rate for each basket currency is the exchange rate for such basket currency on the day we priced the PLUS for initial sale to the public, which we refer to as the pricing date.
➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	Investing in the PLUS is not equivalent to investing in the basket currencies.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617482JU9 and the ISIN number for the PLUS is US617482JU94.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”

The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	2.00%	98.00%
Total	$1,279,000	$25,580	$1,253,420
(1)
The PLUS will be issued at $1,000 per PLUS and the agent’s commissions will be $20 per PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than $1,000,000 and less than $3,000,000 principal amount of PLUS will be $996.25 per PLUS and $16.25 per PLUS, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of PLUS will be $994.375 per PLUS and $14.375 per PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of PLUS will be $992.50 per PLUS and $12.50 per PLUS, respectively.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $20 for each PLUS they sell.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance of an equally-weighted basket of three currencies composed of the Brazilian real, the Korean won and the Mexican peso relative to the U.S. dollar.

Each PLUS costs $1,000
We, Morgan Stanley, are offering PLUS due August 29, 2011, Based on the Performance of a Basket Composed of Three Currencies Relative to the U.S. Dollar, which we refer to as the PLUS.  The stated principal amount and issue price of each PLUS is $1,000.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee the return of any principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  If at maturity the basket performance is equal to or less than zero, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) one plus the basket performance, which will be an amount equal to or less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.

The basket performance is the sum of the currency performance values for each of the basket currencies.  The currency performance value for any basket currency will be equal to (i) (initial exchange rate / final exchange rate) minus one, times (ii) the basket weighting for such basket currency.

The final exchange rate for each basket currency will be determined on August 24, 2011, which we refer to as the valuation date.  The scheduled valuation date may be adjusted in the event such day is not a currency business day.  See “Description of PLUS—Valuation Date.”

The basket	We have designed the PLUS to provide investors with exposure to an equally-weighted basket of three emerging markets currencies. If the basket as a whole strengthens relative to the U.S. dollar, the payment at maturity will be greater than the $1,000 stated principal amount, subject to the maximum payment at maturity of $1,800 per PLUS (180% of the stated principal amount). If the basket remains unchanged or weakens relative to the U.S. dollar, the payment at maturity will be equal to or less than the $1,000 stated principal amount. There is no minimum payment at maturity on the PLUS.

The following table sets forth the basket currencies and the initial exchange rate, the Reuters page and the weighting for each basket currency.  In accordance with market procedure, the exchange rates for the Brazilian real, the Korean won and the Mexican peso are expressed as the number of units of the applicable basket currency per U.S. dollar.
Basket Currency	Initial Exchange Rate	Reuters Page	Weighting
Brazilian real	1.8046	BRFR	33.3333%
Korean won	1,149.30	KFTC18	33.3333%
Mexican peso	12.80330	WMRSPOT10	33.3333%

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  The basket performance will equal the sum of the currency performance values of each of the basket currencies.  The payment at maturity will be determined as follows:

•    If the basket of currencies strengthens relative to the U.S. dollar so that the basket performance is positive, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment,
subject to the maximum payment at maturity of $1,800 per PLUS (180% of the stated principal amount).
where,
	leveraged upside payment =	$1,000 x basket performance x leverage factor
and
	basket performance =	the sum of the currency performance values of each of the basket currencies, each as determined on the valuation date
	valuation date =	August 24, 2011, subject to adjustment in the event that date is a non-currency business day;
	leverage factor =	200%

and where,

If the basket performance is positive, your return on the PLUS will be equal to 200% of the basket performance, subject to the maximum payment at maturity of $1,800 per PLUS (180% of the stated principal amount).

•      If the basket of currencies remains unchanged or weakens relative to the U.S. dollar so that the basket performance is equal to or less than zero, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000 x (1 + the basket performance)
Because the basket performance will be equal to or less than zero, this payment will be equal to or less than the $1,000 stated principal amount. There is no minimum payment at maturity on the PLUS.

The basket performance is the sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.  A basket currency’s positive performance value may be offset by another basket currency’s negative performance value, such that the basket performance as a whole is less than or equal to zero and you will receive an amount less than or equal to the stated principal amount of $1,000 per PLUS even though some of the basket currencies have strengthened relative to the U.S. dollar.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical basket performances.  The graph does not show every situation that may occur.

You can review a table of the historical exchange rates relative to the U.S. dollar and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2005 through February 22, 2010, and a graph of the historical performance of the basket for the same period (assuming that each of the basket currencies is equally-weighted in the basket) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket currencies or of the basket as a whole relative to the U.S. dollar, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performances.

Investing in the PLUS is not equivalent to investing in the basket currencies.
The appreciation potential of the PLUS is limited by the maximum payment at maturity
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,800 per PLUS, or 180% of the stated principal amount.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity will be limited to 180% of the stated principal amount of the PLUS, any basket performance that is greater than 40% will not further increase the return on the PLUS.  See “Hypothetical Payouts on the PLUS at Maturity” on PS-7.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement, the exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  You will receive more than the stated principal amount for each PLUS if the basket of currencies as a whole has appreciated/strengthened relative to the U.S. dollar.

Morgan Stanley Capital Services Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount, if any, you will receive at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the PLUS, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the PLUS of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-25.

Where you can find more information on the PLUS
The PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in the PLUS in the section called “Risk Factors.”  The tax treatment of investments in currency-linked securities such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of PLUS—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance.  The graph is based on the following terms:

• Stated Principal Amount per PLUS:	$1,000
• Leverage Factor:	200%
• Maximum Payment at Maturity:	$1,800 per PLUS (180% of the stated principal amount)
• Minimum Payment at Maturity:	None
Where the basket performance is positive, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity.  Where the basket performance is less than or equal to zero, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 multiplied by one plus the basket performance, and are consequently amounts less than or equal to the $1,000 stated principal amount of each PLUS.  As reflected in the graph below, the payout at maturity on the PLUS will in no event be greater than the maximum payment at maturity.  The graph does not show every situation that may occur.

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1:  The basket performance is positive.
Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
Brazilian real	33.3333%	1.80300	1.63909	10%
Korean won	33.3333%	1,137.30000	1,033.90909	10%
Mexican peso	33.3333%	12.93900	11.76273	10%

Basket Performance  = sum of the currency performance values:

[(initial Brazilian real exchange rate / final Brazilian real exchange rate) – 1]  x  33.3333%, plus

[(initial Korean won exchange rate / final Korean won exchange rate) – 1]  x  33.3333%, plus

[(initial Mexican peso exchange rate / final Mexican peso exchange rate) – 1]  x  33.3333%

Using the final exchange rates above, the basket performance equals:

Brazilian real:   [(1.80300 / 1.63909) – 1] x 33.3333%  = 3.33333%, plus

Korean won:   [(1,137.30000 / 1,033.90909) – 1] x 33.3333%  = 3.33333%, plus

Mexican peso:   [(12.93900 / 11.76273) – 1] x 33.3333%  = 3.33333%

basket performance   =   10%

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.

The leveraged upside payment will equal (i) $1,000 times (ii) the basket performance times (iii) the leverage factor, or:

$1,000   x   10%   x   200%   =   $200

The payment at maturity per PLUS will be $1,200, or the stated principal amount of $1,000 plus the leveraged upside payment of $200.

Example 2: The basket performance is less than zero.
Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
Brazilian real	33.3333%	1.80300	1.71714	5%
Korean won	33.3333%	1,137.30000	1,421.62500	–20%
Mexican peso	33.3333%	12.93900	18.48429	–30%

Basket Performance  = sum of the currency performance values:

Brazilian real:    [(1.80300 / 1.71714) – 1] x 33.3333%  = 1.66667%, plus

Korean won:    [(1,137.30000 / 1,421.62500) – 1] x 33.3333%  = –6.66667%, plus

Mexican peso:    [(12.93900 / 18.48429) – 1] x 33.3333%  = –10%

basket performance   =   –15%

Because the basket performance is less than zero, the payment at maturity will equal (i) $1,000 times (ii) 1 plus the basket performance, or:

$1,000 x [1 + (–15%)] = $850

The payment at maturity per PLUS will be $850, which is less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In the above example, the strengthening of the Brazilian real relative to the U.S. dollar by 5% is more than offset by the weakening of the Korean won and the Mexican peso by 20% and 30%, respectively.

Please review the table of the historical exchange rates of each of the basket currencies against the U.S. dollar for each calendar quarter in the period from January 1, 2005 through February 22, 2010 and related graphs.  Please also review the graph of the historical performance of the equally-weighted basket for the same period in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

The PLUS do not pay interest or guarantee the return of any principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than or equal to zero, you will receive an amount in cash at maturity that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket of currencies relative to the U.S. dollar.  There is no minimum payment at maturity on the PLUS.

The appreciation potential of the PLUS is limited by the maximum payment at maturity
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,800 per PLUS, or 180% of the stated principal amount.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to 180% of the stated principal amount, the basket performance that is greater than 40% will not further increase the return on the PLUS.

The PLUS are subject to currency exchange risk	Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the PLUS.

The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:
• existing and expected rates of inflation,
• existing and expected interest rate levels,
• the balance of payments, and
• the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

The PLUS will not be listed on any securities exchange and secondary trading may be limited
The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the PLUS more than any other single factor.  Other factors that may influence the value of the PLUS include:

• the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,
• interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•      geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

• the time remaining to the maturity of the PLUS, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations	The PLUS are linked to the performance of a basket consisting solely of emerging markets currencies. There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the PLUS. For special risks related to each of the basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Korean won

The exchange rate between the Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the U.S. dollar.

Mexican peso

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008, the Mexican peso continued to depreciate against the dollar on worries about the trouble in the global financial markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

A weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.
Even though currencies trade around-the-clock, the PLUS will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2005 through February 22, 2010, and a graph of the historical performance of the basket for the period from January 1, 2005 to February 22, 2010 (assuming that each of the basket currencies is equally-weighted in the basket) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance is less than zero, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the PLUS.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the PLUS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.  See the section of this pricing supplement called “Description of PLUS—Exchange Rate.”

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could have increased the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, we intend to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, we intend to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, any gain or loss recognized by a U.S. Holder with respect to the PLUS should be treated as ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.  The Internal Revenue Service (the “IRS”) could assert that the PLUS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Alternatively, it is possible that a U.S. Holder may be required to “mark-to-market” the PLUS and recognize gain or loss at the close of each taxable year for which it holds the PLUS as if the PLUS were sold for their fair market value on the last day of such taxable year.    We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $1,000 stated principal amount of the PLUS due August 29, 2011, Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$1,279,000

Pricing Date	February 22, 2010

Original Issue Date (Settlement Date)	February 25, 2010

Maturity Date	August 29, 2011

Valuation Date
August 24, 2011.  If such date is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Issue Price	$1,000 per PLUS (100%)

Stated Principal Amount	$1,000 per PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482JU9

ISIN Number	US617482JU94

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The following table sets forth the Basket Currencies and the Reuters Page, the Initial Exchange Rate and the Basket Weighting for each Basket Currency:

Basket Currency	Reuters Page	Initial Exchange Rate	Basket Weighting
Brazilian real	BRFR	1.8046	33.3333%
Korean won	KFTC18	1,149.30	33.3333%
Mexican peso	WMRSPOT10	12.80330	33.3333%

Payment at Maturity	At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash equal to:

• if the Basket Performance is greater than zero, the Stated Principal Amount of $1,000 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity, or
• if the Basket Performance is less than or equal to zero, (i) $1,000 times (ii) one plus the Basket Performance.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS, if any, to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	$1,000 times the Basket Performance times the Leverage Factor.

Leverage Factor	200%

Maximum Payment at Maturity	$1,800 per PLUS (180% of the Stated Principal Amount)

Minimum Payment at Maturity	None

Basket Performance	The Basket Performance will equal the sum of the Currency Performance Values of each of the Basket Currencies, each as determined on the Valuation Date by the Calculation Agent.

Currency Performance Value
For each Basket Currency, (i) a fraction, the numerator of which will be the Initial Exchange Rate of such Basket Currency and the denominator of which will be the Final Exchange Rate of such Basket Currency, minus one, times (ii) the Basket Weighting of such Basket Currency.  The Currency Performance Value is described by the following formula and will be determined by the Calculation Agent on the Valuation Date:

Initial Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Pricing Date as specified under “––Basket––Initial Exchange Rate” above.

Final Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Valuation Date as determined by the Calculation Agent.

Exchange Rate	Exchange Rate means, on any Currency Business Day:

(i) with respect to the Mexican peso, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such Basket Currency, or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters

Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day, taking into account any information deemed relevant by the Calculation Agent; and

(ii) with respect to each of the Brazilian real and the Korean won, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such Basket Currency, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by the reference dealers in the underlying market for such Basket Currency, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day, taking into account any information deemed relevant by the Calculation Agent; provided yet further that, with respect to the Brazilian real, if a Price Materiality Event occurs, the Exchange Rate for the Brazilian real shall be the rate as determined in the definition of “––Price Materiality Event” below.

Quotes of Morgan Stanley & Co. Incorporated (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above,

but only to the extent that any such bid is the highest of the quotes obtained.

If any Basket Currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such Basket Currency after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate of such Basket Currency (or make such adjustment to the Initial Exchange Rate of such Basket Currency) on the Valuation Date, in accordance with legal requirements and market practice.

Unscheduled Holiday
Unscheduled Holiday means, with respect to the Brazilian real and the Korean won, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Price Materiality Event
Price Materiality Event means, with respect to the Brazilian real, that (i)  the Exchange Rate as displayed on the applicable Reuters Page for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five Reference Dealers (“Brazilian Reference Dealers’ Rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the Reference Dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the Brazilian Reference Dealers’ Rate.  If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in “––Exchange Rate” above.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City with respect to the Brazilian real;

(b) in Seoul, Republic of Korea with respect to the Korean won; and

(c) in New York City with respect to the Mexican peso.

Basket Weighting	For each Basket Currency, 33.3333%.

Reuters Page
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket–– Reuters Page” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rates, the Final Exchange Rates, the Basket Performance and the Payment at Maturity. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default	In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Valuation Date.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PLUS, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the equally-weighted Basket relative to the U.S. dollar for the period from January 1, 2005 through February 22, 2010 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  The graph does not take into account the Leverage Factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the U.S. dollar will be offset by the weakening of other Basket Currencies, based on their historical performance.

Historical Basket Performance January 1, 2005 through February 22, 2010

Historical Information
The following tables set forth the published high, low and end of quarter exchange rates for each of the Basket Currencies for each calendar quarter in the period from January 1, 2005 to February 22, 2010.  The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each Basket Currency for the period from January 1, 2005 to February 22, 2010.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reuters page pursuant to

“Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable exchange rates.  The historical exchange rates of the Basket Currencies set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be positive so that you will receive at maturity an amount in excess of the Stated Principal Amount of the PLUS.  If the Basket Performance is less than zero, you will receive at maturity an amount that is less, and potentially significantly less, than the Stated Principal Amount.

Brazilian real Historical High, Low and Period End Exchange Rates January 1, 2005 through February 22, 2010 (expressed as units of Brazilian real per U.S. dollar)
Brazilian real	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter (through February 22, 2010)	1.8950	1.7200	1.8113

Brazilian real (expressed as units of Brazilian real per U.S. dollar)

Korean won Historical High, Low and Period End Exchange Rates January 1, 2005 through February 22, 2010 (expressed as units of Korean won per U.S. dollar)
Korean won	High	Low	Period End
2005
First Quarter	1,058.90	999.85	1,015.45
Second Quarter	1,034.50	996.50	1,034.50
Third Quarter	1,054.00	1,012.00	1,042.40
Fourth Quarter	1,058.50	1,009.35	1,010.00
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.32	922.45	923.90
Third Quarter	950.50	913.95	915.27
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter	1,206.85	1,002.70	1,206.85
Fourth Quarter	1,514.00	1,187.55	1,259.55
2009
First Quarter	1,570.65	1,259.55	1,383.10
Second Quarter	1,379.75	1,233.20	1,273.80
Third Quarter	1,316.50	1,178.05	1,178.05
Fourth Quarter	1,195.90	1,152.93	1,164.00
2010
First Quarter (through February 22, 2010)	1,171.88	1,119.95	1,147.40

Korean won (expressed as units of Korean won per U.S. dollar)

Mexican peso Historical High, Low and Period End Exchange Rates January 1, 2005 through February 22, 2010 (expressed as units of Mexican peso per U.S. dollar)
Mexican peso	High	Low	Period End
2005
First Quarter	11.3818	10.9853	11.1703
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter	11.4825	10.8520	11.3463
Third Quarter	11.2479	10.7712	10.9850
Fourth Quarter	11.0878	10.7218	10.8032
2007
First Quarter	11.2165	10.8174	11.0493
Second Quarter	11.0211	10.7153	10.8084
Third Quarter	11.1950	10.7378	10.9354
Fourth Quarter	11.0161	10.6542	10.8988
2008
First Quarter	10.9975	10.6420	10.6420
Second Quarter	10.5827	10.2675	10.3097
Third Quarter	11.0320	9.8581	10.9378
Fourth Quarter	13.9000	10.9601	13.6733
2009
First Quarter	15.5667	13.3803	14.1722
Second Quarter	14.0505	12.9465	13.1850
Third Quarter	13.7482	12.8330	13.5115
Fourth Quarter	13.7619	12.6390	13.0914
2010
First Quarter (through February 22, 2010)	13.2168	12.6402	12.8048

Mexican peso (expressed as units of Mexican peso per U.S. dollar)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the values of one or more Basket Currencies relative to the U.S. dollar on the Pricing Date, and, therefore, could have increased the values relative to the U.S. dollar that such Basket Currencies must attain on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 Stated Principal Amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not adversely affect the values of the Basket Currencies relative to the U.S. dollar and, therefore, adversely affect the values of the Basket Currencies relative to the U.S. dollar on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $996.25 per PLUS and the Agent’s commissions will be $16.25 per PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of PLUS, the price will be $994.375 per PLUS and the Agent’s commissions will be $14.375 per PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of PLUS and the price will be $992.50 per PLUS and the Agent’s commissions will be $12.50 per PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of PLUS.  The Agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and

Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $20 for each PLUS they sell; provided that, concessions allowed to such dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the PLUS distributed by such dealers.  After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the PLUS against payment therefor in New York, New York on February 25, 2010, which is the third scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the PLUS or the Basket Currencies in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many plans, the PLUS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the PLUS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS.  This discussion applies only to initial investors in the PLUS who:

•	purchase the PLUS at their “issue price”; and

•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, we intend to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  Subject to the discussion below concerning the potential application of Section 1256 of the Code, a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled.

Character of Gain or Loss.  Because the return on the PLUS is “determined by reference to the value” of foreign currencies, any gain or loss recognized on the PLUS (including any gain or loss resulting from the possible mark-to-market treatment discussed below) should be ordinary income or loss unless the U.S. Holder makes a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which the U.S. Holder purchases the PLUS (the “Section 988 election”) to treat such gain or loss as capital gain or loss. While the matter is not clear, we believe it is more likely than not that the Section 988 election is available for the PLUS.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the PLUS

The IRS could seek to treat the PLUS as debt instruments for U.S. federal income tax purposes.   On December 7, 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity.  The terms of the PLUS, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including, without limitation, the lack of stated interest on the PLUS, a return based on multiple currencies, the leveraged upside and the existence of a maximum payment at maturity).  Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the PLUS.  However, the IRS could assert that the revenue ruling applies to the PLUS, and in such case, it is possible that the PLUS could be treated as a debt instrument denominated in one of the foreign currencies or as multiple debt instruments, each of which is denominated in a foreign currency.  If the IRS were successful in asserting debt treatment, the timing and character of income upon the PLUS would be significantly affected.

Even if the PLUS are not treated as debt, the IRS could assert that the PLUS are “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 were to apply to the PLUS, a U.S. Holder would be required to mark-to-market the PLUS at the end of each year (i.e., recognize any gain or loss as if the PLUS had been sold for their fair market value).  In that case, if the Section 988 election described above were available and validly made by a U.S. Holder, gain or loss recognized by the U.S. Holder on the PLUS would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which a U.S. Holder had held the PLUS.

Other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale, exchange or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the PLUS

In general. Assuming the treatment of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the PLUS is unclear, payments made to you with respect to the PLUS may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect. Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.